Exhibit 99.1

FOR IMMEDIATE RELEASE
VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Charlottesville, VA – October 22, 2018 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported third quarter 2018 net income of $2.2 million, or $0.84 per diluted share, a $415 thousand or 24% increase compared to net income of $1.7 million, or $0.68 per diluted share, recognized during the third quarter of 2017. The increase in net income is attributable to a combination of an increase in net interest income of $308 thousand, an increase in noninterest income of $112 thousand, and a decrease in the provision for income taxes of $284 thousand, offset by increases in noninterest expense of $172 thousand and in the provision for loan losses of $117 thousand. The increase in the provision for loan losses was driven by the loss of insurance covering the Company’s purchased student loan portfolio in the second quarter.

“We are proud to announce solid earnings growth on a quarter-over-quarter and year-over-year basis,” said Glenn W. Rust, President and Chief Executive Officer. “We continue to post a strong return on average assets, increasing to 1.34% for the current quarter and 1.42% year-to-date.”

Third Quarter 2018 Financial Highlights

●	The return on average assets (ROAA) for the quarter of 1.34% compares favorably to the 1.15% realized in the immediately preceding quarter and 1.11% realized during the third quarter of 2017.

●	The efficiency ratio on a fully tax equivalent basis (FTE) was 57.7% for the third quarter of 2018, compared to 57.3% for the second quarter of 2018, and 58.6% for the third quarter of 2017.

●	Net interest income for the third quarter of 2018 increased $308 thousand, or 5.6%, compared to the same period in 2017. Year-to-date net interest income increased $1.3 million, or 8.3%, over the same period in 2017.

●	Net interest margin (FTE) improved two basis points to 3.80% for the third quarter of 2018 compared to 3.78% for the second quarter of 2018 and improved ten basis points compared to the third quarter of 2017.

●	The loan-to-deposit ratio was 97.9% at September 30, 2018, compared to 97.4% at December 31, 2017 and 98.8% at September 30, 2017. This consistency in the ratios is in line with our strategy to achieve an effective mix of earning assets and liabilities on our balance sheet.

●	Total assets of $626.8 million decreased $17.1 million, or 2.7%, since the prior year-end and increased $16.5 million, or 2.7%, since September 30, 2017.

●	Gross loans outstanding at September 30, 2018 totaled $527.3 million, which represented a decrease of $1.5 million, or 0.3%, over the 2017 year-end balance, primarily due to a pay-off of one significant loan relationship. Gross loans increased $26.3 million, or 5.2%, compared to September 30, 2017.

●	The period-end allowance for loan losses as a percentage of total loans increased to 0.89% at the end of September 2018 and 0.88% at the end of June 2018, due to the need for an increase to the allowance for loan losses as a result of the loss of surety bonds covering the student loan portfolio. The allowance for loan losses as a percentage of total loans as of both December 31, 2017 and September 30, 2017 was 0.76%.

●	A provision for loan losses of $285 thousand was recognized in the third quarter of 2018, compared to $168 thousand recognized in the third quarter of 2017.

Third Quarter 2018 Financial Highlights, continued

●	The balance of loans in non-accrual status increased from $177 thousand at year-end 2017 to $566 thousand as of September 30, 2018. $445 thousand of student loan balances were classified as non-accrual as of September 30, 2018. The Company will file claims with the liquidator of the surety company by December 31, 2018 for these non-accrual loans, of which $319 thousand were on non-accrual as of June 30, 2018 and an additional $126 thousand entered non-accrual status in the third quarter of 2018, prior to the July 27, 2018 claim date. The Company expects to collect the principal balances outstanding on these $445 thousand in past due student loans. Student loans that become 120 days or more past due after July 27, 2018 have been and will be classified as charge-offs.

●	The cost of funds of 59 basis points for the third quarter of 2018 increased 36 basis points from 23 basis points for the third quarter of 2017, due to increased rates on deposit accounts and higher cost of borrowed funds. Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 75% of total deposits at the end of the third quarter 2018 and 2017 as well as the end of the 2017.

●	Noninterest income for the third quarter increased $112 thousand, or 9.7%, compared to the third quarter of 2017, primarily due to a loss on sale of securities that was realized in 2017 upon the restructuring of the securities portfolio, which did not reoccur in 2018. Noninterest income for the first nine months of 2018 improved $557 thousand, or 14.9%, over the same period in the prior year, primarily due to the increase in annual performance fees from our royalty income provider in 2018.

●	Noninterest expense for the third quarter increased $172 thousand, or 4.4%, compared to the third quarter of 2017, due to expenses associated with hiring experienced commercial lenders and increased professional fees, as well as increased data processing expenses associated with the implementation of mobile banking. Noninterest expense for the first nine months of 2018 increased over the same period in the prior year by $678 thousand or 5.9%, as a result of the same factors.

●	The provision for income taxes recognized in the third quarter of 2018 decreased $284 thousand, or 35.0%, compared to the third quarter of 2017, due primarily to the reduction in our corporate tax rate from 34% to 21%. The year-to-date provision for income taxes decreased $871 thousand, or 34.4%, compared to the same period in 2017, also due primarily to the reduction in the corporate tax rate, despite the increase in pre-tax income of $517 thousand which required additional provision of $109 thousand for the period at the reduced rate.

●	Tangible book value per share as of September 30, 2018, which reflects the 5% stock dividend effective April 2018, was $26.83. This compares to $26.61 as of December 31, 2017 and $26.50 at September 30, 2017, which were prior to and therefore not adjusted for the 5% stock dividend. Cash dividends of $763 thousand were declared during the third quarter of 2018, while the remaining net income of $1.4 million, or 64.7%, was retained.

●	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered under the name of VNB Wealth Management. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements as defined in the Securities Exchange Act of 1934.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in: national and local economies, employment or market conditions; interest rates, deposits, loan demand, and asset quality; competition; financial services or tax laws and regulations; accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017 with the Securities and Exchange Commission on March 27, 2018. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2018	December 31, 2017 *	September 30, 2017
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$7,669	$11,390	$7,143
Federal funds sold	1,093	6,887	3,155
Securities:
Available for sale, at fair value	62,100	67,501	71,049
Restricted securities, at cost	2,108	2,284	2,709
Total securities	64,208	69,785	73,758
Loans	527,327	528,784	501,024
Allowance for loan losses	(4,678)	(4,043)	(3,824)
Loans, net	522,649	524,741	497,200
Premises and equipment, net	7,195	7,371	7,437
Bank owned life insurance	16,677	16,344	14,229
Goodwill	372	372	372
Other intangible assets, net	503	579	604
Accrued interest receivable and other assets	6,430	6,417	6,430
Total assets	$626,796	$643,886	$610,328
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$170,623	$193,081	$166,544
Interest-bearing	87,418	102,583	98,528
Money market and savings deposit accounts	153,271	138,065	128,149
Certificates of deposit and other time deposits	127,190	109,233	114,049
Total deposits	538,502	542,962	507,270
Repurchase agreements and other borrowings	17,193	34,092	37,001
Accrued interest payable and other liabilities	1,977	1,727	1,208
Total liabilities	557,672	578,781	545,479
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,543,452, 2,410,680 and 2,410,680 issued and outstanding at September 30, 2018, December 31, 2017 and September 30, 2017, respectively	6,359	6,027	6,027
Capital surplus	26,989	22,038	22,036
Retained earnings	37,729	37,923	37,082
Accumulated other comprehensive loss	(1,953)	(883)	(296)
Total shareholders' equity	69,124	65,105	64,849
Total liabilities and shareholders' equity	$626,796	$643,886	$610,328

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest and dividend income:
Loans, including fees	$6,200	$5,348	$17,849	$15,454
Federal funds sold	46	30	120	208
Investment securities:
Taxable	265	328	814	838
Tax exempt	86	78	257	203
Dividends	42	23	103	69
Other	-	1	-	7
Total interest and dividend income	6,639	5,808	19,143	16,779

Interest expense:
Demand and savings deposits	277	108	773	341
Certificates and other time deposits	413	179	815	516
Repurchase agreements and other borrowings	158	38	376	58
Total interest expense	848	325	1,964	915
Net interest income	5,791	5,483	17,179	15,864
Provision for loan losses	285	168	890	213
Net interest income after provision for loan losses	5,506	5,315	16,289	15,651

Noninterest income:
Trust income	409	394	1,250	1,171
Advisory and brokerage income	144	132	426	387
Royalty income	17	22	569	198
Customer service fees	210	225	693	678
Debit/credit card and ATM fees	176	206	567	650
Earnings/increase in value of bank owned life insurance	113	103	333	312
Fees on mortgage sales	73	55	155	104
Losses on sales of securities	-	(78)	-	(74)
Losses on sales of other assets	-	-	(33)	-
Other	128	99	331	308
Total noninterest income	1,270	1,158	4,291	3,734

Noninterest expense:
Salaries and employee benefits	2,049	1,998	6,022	5,770
Net occupancy	458	461	1,387	1,390
Equipment	128	124	374	398
Other	1,454	1,334	4,350	3,897
Total noninterest expense	4,089	3,917	12,133	11,455

Income before income taxes	2,687	2,556	8,447	7,930
Provision for income taxes	527	811	1,659	2,530
Net income	$2,160	$1,745	$6,788	$5,400
Net income per common share, basic *	$0.85	$0.69	$2.67	$2.15
Net income per common share, diluted *	$0.84	$0.68	$2.65	$2.13
Weighted average common shares outstanding, basic *	2,542,094	2,521,137	2,538,712	2,507,358
Weighted average common shares outstanding, diluted *	2,561,638	2,543,150	2,559,144	2,529,889

*	Shares and per share data have been adjusted to reflect a 5% stock dividend effective April 13, 2018.

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except per share data)
(Unaudited)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Common Share Data:
Net income per weighted average share, basic [1]	$0.85	$0.72	$1.10	$0.45	$0.69
Net income per weighted average share, diluted [1]	$0.84	$0.72	$1.09	$0.45	$0.68
Weighted average shares outstanding, basic [1]	2,542,094	2,539,162	2,534,799	2,531,214	2,521,137
Weighted average shares outstanding, diluted [1]	2,561,638	2,560,329	2,554,980	2,551,745	2,543,150
Actual shares outstanding	2,543,452	2,541,138	2,417,084	2,410,680	2,410,680
Tangible book value per share at period end	$26.83	$26.36	$27.26	$26.61	$26.50
Key Ratios:
Return on average assets[2]	1.34%	1.15%	1.78%	0.73%	1.11%
Return on average equity[2]	12.39%	10.81%	17.12%	7.24%	10.75%
Net interest margin (FTE)[3]	3.80%	3.78%	3.85%	3.79%	3.70%
Efficiency ratio (FTE)[4]	57.72%	57.34%	54.04%	57.48%	58.63%
Loan-to-deposit ratio	97.92%	99.68%	99.98%	97.39%	98.77%
Net Interest Income:
Net interest income	$5,791	$5,692	$5,696	$5,513	$5,483
Net interest income (FTE)[3,4]	$5,814	$5,715	$5,719	$5,556	$5,523
Capital Ratios:
Tier 1 leverage ratio	10.93%	10.70%	10.59%	10.55%	10.30%
Total risk-based capital ratio	14.26%	13.78%	13.53%	12.96%	13.51%
Assets and Asset Quality:
Average Earning Assets	$607,675	$607,043	$602,669	$581,006	$591,908
Average Gross Loans	$532,876	$527,878	$524,873	$499,550	$496,983
Allowance for loan losses:
Beginning of period	$4,698	$3,955	$4,043	$3,824	$3,701
Provision for (recovery of) loan losses	285	701	(96)	205	168
Charge-offs	(315)	-	(1)	-	(53)
Recoveries	10	42	9	14	8
Net (charge-offs) recoveries	(305)	42	8	14	(45)
End of period	$4,678	$4,698	$3,955	$4,043	$3,824
Nonaccrual loans	$566	$447	$171	$177	$186
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$566	$447	$171	$177	$186
NPA as a % of total assets	0.09%	0.07%	0.03%	0.03%	0.03%
NPA as a % of total loans plus OREO	0.11%	0.08%	0.03%	0.03%	0.04%
Allowance for loan losses to total loans	0.89%	0.88%	0.75%	0.76%	0.76%
Non-accruing loans to total loans	0.11%	0.08%	0.03%	0.03%	0.04%
Net charge-offs (recoveries) to average loans[2]	-0.23%	-0.03%	-0.01%	-0.01%	0.04%

[1]	Share and per share data have been adjusted to reflect a 5% stock dividend effective April 13, 2018.
[2]	Ratio is computed on an annualized basis.
[3]	The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 21% for 2018 and 34% for 2017.
[4]

The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison
434.817.8587